MDU Resources Reports First Quarter 2026 Results; Progress on Proposed Bakken East Pipeline

•Strong open season interest for proposed Bakken East Pipeline Project
•Consolidated net income of $80.8 million and diluted earnings per share of $0.39
•Milder weather unfavorably impacted results by approximately $0.03 per share
•2026 guidance affirmed; earnings per share in the range of $0.93 to $1.00

BISMARCK, ND – May 7, 2026 – MDU Resources Group, Inc. (NYSE: MDU) today announced its financial results for the first quarter of 2026, highlighting continued execution across its segments, despite milder weather, as well as positive outcomes from recent capital investments and meaningful progress on its proposed Bakken East Pipeline Project.

During the quarter, a successful binding open season for the proposed Bakken East Pipeline Project concluded with approximately 1.4 billion cubic feet per day of submitted interest. Of that total, approximately 40% has been signed under precedent agreements with additional precedent agreements in active negotiation. Based on submitted interest, we are now projecting total capital investment for the potential project in the range of $2.7 billion to $3.2 billion, which would be incremental to our current $3.1 billion capital investment forecast. The company has not reached a final investment decision on this project and will continue to finalize precedent agreement negotiations before proceeding with a decision. As we look to finance a project of this size and scope, we will evaluate all options including using our balance sheet, pursuing potential partnerships and various other options. We will continue to provide updates on this potential project as details develop.

Recent investments, including Badger Wind Farm and the Minot Expansion Project, are delivering financial benefits and supporting customer demand, while emerging opportunities tied to data center growth across our service territory reinforces the long-term value of the company’s infrastructure portfolio.

“We delivered a strong first quarter when accounting for the impact of warmer weather across our service territory,” said Nicole A. Kivisto, president and CEO of MDU Resources. “Milder conditions reduced volumes, and normalization mechanisms in several of our states helped offset those impacts, demonstrating the strength of our regulated businesses. At the same time, rate relief as well as recent investments such as Badger Wind Farm and our pipeline expansions contributed positive results. Additionally, we continue to see encouraging demand trends, including continued interest from data center development and strong interest in our proposed Bakken East Pipeline Project.”

The following summarizes the company's first quarter results for the three months ended March 31:

	2026	2025

Net income (in millions)	$80.8	$82.0
Earnings per share, diluted	$.39	$.40

“Our ability to deliver consistent results in a dynamic energy environment speaks to the strength and operational discipline of our teams,” Kivisto added. “Our employees remain focused on safety, reliability and cost-effectiveness, enabling us to deliver long-term value to our customers and stockholders.”

Electric Utility Segment
Benefits from Badger Wind Farm recovery, more than offset by impacts from milder weather

•Lower volumes due to 10% to 30% milder temperatures across our service territory
•Higher interest expense and depreciation largely related to Badger Wind Farm investment
•Higher retail revenue driven by renewable cost recovery and rate mechanisms associated with Badger Wind Farm

The electric segment earned $14.5 million in the first quarter of 2026, compared with $15.0 million in the first quarter of 2025. Badger Wind Farm was placed in service Dec. 31, 2025, and this marked the first full quarter of benefits from the investment, driving higher retail revenues and recovery. These benefits were more than offset by milder weather, which drove lower retail sales volumes of approximately $2 million.

Regulatory Update:
•Montana: Interim electric rates approved for an annual increase of $10.4 million; rates effective April 1, 2026, subject to refund; reflecting recovery of infrastructure investments, including Badger Wind Farm, and associated depreciation and operation and maintenance expense
•Wyoming: General rate case settlement approved for an annual increase of $5.8 million; rates effective April 1, 2026; reflecting recovery of infrastructure investments as well as associated operation and maintenance expense
•North Dakota: General rate case filing is anticipated later this year

Natural Gas Distribution Segment
Lower volumes largely offset by weather normalization mechanisms and rate relief

•Lower retail and transportation volumes due to warmer weather
•Continued customer growth of approximately 1.5% year-over-year
•Rate relief across multiple jurisdictions

The natural gas distribution segment earned $44.2 million in the first quarter of 2026, compared with $44.7 million in the first quarter of 2025. Results reflect lower volumes driven by warmer weather, approximately a $5 million impact, due to 10%-30% warmer temperatures across our service territory compared to last year, including temperatures 20% higher in Idaho and 30% higher in Montana. Weather normalization mechanisms in certain states helped offset the warmer temperatures. Additionally, the lower volumes were largely offset by rate relief in Washington, Idaho, Montana and Wyoming.

Regulatory Update:
•Oregon: Pending general rate case filed Nov. 25, 2025, requesting an annual increase of $16.4 million; reflecting rate base growth, along with associated depreciation and increased operation and maintenance expense
•Idaho: General rate case settlement approved for an annual increase of $13.0 million; rates effective Jan. 1, 2026
•Washington: Year two rates under the approved multi-year rate plan, representing an annual increase of $10.8 million, effective March 1, 2026; in April 2026, filed a revision to decrease revenue by $2.1 million annually due to forecasted plant that was not placed in service as of Dec. 31, 2025
◦The company anticipates filing a multi-year general rate case this year

•Wyoming: System Safety and Integrity Rider filed Aug. 15, 2025; hearing held April 9, 2026, pending before the Wyoming Public Service Commission
•Minnesota: General rate case filing is anticipated later this year

Pipeline Segment
Lower storage-related revenue partially offset by contributions from recent expansion projects placed in service

•Decreased interruptible storage withdrawals
•Increased operation and maintenance expense
•Positive results from recent projects placed in service

The pipeline segment earned $15.3 million in the first quarter of 2026, compared to a record $17.2 million in the first quarter of 2025. Results were impacted by lower interruptible natural gas storage withdrawals, along with higher operation and maintenance expense primarily due to increased material costs and payroll-related expenses. Higher Montana property tax accruals also contributed to the year-over-year decrease.

These impacts were partially offset by continued strong customer demand for short-term natural gas transportation contracts as well as contributions from a growth project recently placed in service.

Pipeline Segment Strategic Projects Updates:
•Proposed Bakken East Pipeline Project: While a final investment decision has not yet been made, customer interest and ongoing commercial discussions demonstrate continued demand for additional takeaway capacity from the Bakken region. Included in the 1.4 billion cubic feet per day of interest is a firm capacity commitment of $50 million annually for ten years from the State of North Dakota, reinforcing the strategic importance of the project to regional energy infrastructure and economic development. The company continues to advance the project in a disciplined manner, navigating evolving market dynamics that include regional data center development considerations, while maintaining a focus on long-term value creation and capital efficiency. Phase One of the proposed project is targeted to be complete in November 2029, with Phase Two targeted to be complete in November 2030.
•Line Section 32 Expansion Project: This project will provide natural gas transportation service to a new electric generation facility in northwest North Dakota. A FERC Section 7(c) application was filed in March 2026, marking an important regulatory milestone in the project’s development. The project is dependent on regulatory approvals with construction targeted to be complete in late 2028.
•Minot Industrial Project: This proposed project could consist of an approximately 90-mile pipeline from Tioga, North Dakota to Minot, North Dakota and ancillary facilities to support anticipated industrial demand in the area. An agreement is in place to provide cost recovery protections during the development phase, with the agreement currently extended through late 2026.

Equity and Funding Plan
In connection with the company's December 2025, follow-on public offering, a portion of the related forward sale agreements were settled on March 13, 2026, resulting in the issuance of 4.3 million shares of new common stock for proceeds of $81.3 million. The company had previously stated it expects to issue between $150 million to $175 million of equity in 2026, and between $100 million to $125 million in 2027, to support near-term capital expenditures for growth.

Guidance
For 2026, MDU Resources expects earnings per share to be in the range of $0.93 to $1.00.
The expected 2026 results are based on these assumptions:
•Normal weather, economic and operating conditions for the remainder of the year
•Continued growth in utility customers at 1%–2% annually
•Successful execution of approved capital investment and rate recovery plans
•Continued execution of its debt and equity financing plans

The company's long-term EPS guidance remains unchanged with an expected growth rate of 6%–8%.

Conference Call
MDU Resources will webcast its first quarter 2026 earnings conference call today at 2 p.m. ET. The webcast can be accessed at www.mdu.com under the "Investors" heading. Select "Events & Presentations," and click on "Q1 2026 Earnings Conference Call." After the webcast, a replay will be available at the same location.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, delivers safe, reliable, cost-effective and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company's pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, ensuring reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events or developments that the company anticipates will or may occur in the future are based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “predicts,” in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, dividend payout ratio targets, earnings per share growth targets, customer rates, regulatory approvals, sustainability, strategies and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$606.0	$674.8
Operating expenses:
Purchased natural gas sold	239.4	317.2
Electric fuel and purchased power	46.1	43.7
Operation and maintenance	114.8	111.1
Depreciation and amortization	54.2	51.3
Taxes, other than income	35.8	38.7
Total operating expenses	490.3	562.0
Operating income	115.7	112.8
Other income (expense)	2.6	5.0
Interest expense	32.7	26.8
Income before income taxes	85.6	91.0
Income tax expense	4.7	8.5
Income from continuing operations	80.9	82.5
Discontinued operations, net of tax	(.1)	(.5)
Net income	$80.8	$82.0

Earnings per share – basic:
Income from continuing operations	$.39	$.40
Discontinued operations, net of tax	—	—
Earnings per share – basic	$.39	$.40
Earnings per share – diluted:
Income from continuing operations	$.39	$.40
Discontinued operations, net of tax	—	—
Earnings per share – diluted	$.39	$.40
Weighted average common shares outstanding – basic	205.4	204.1
Weighted average common shares outstanding – diluted	207.0	205.0

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2026	2025
	(In millions)
Net cash provided by operating activities	$149.2	$217.5
Net cash used in investing activities	(91.2)	(94.8)
Net cash used in financing activities	(32.9)	(130.1)
Increase (decrease) in cash, cash equivalents and restricted cash	25.1	(7.4)
Cash, cash equivalents and restricted cash - beginning of year	28.2	66.9
Cash, cash equivalents and restricted cash - end of period	$53.3	$59.5

Capital Expenditures
Business Line	2026 Estimated	2027 Estimated	2028 Estimated	2029 Estimated	2030 Estimated	2026-2030 Total Estimated
	(In millions)
Electric	$144	$309	$250	$184	$210	$1,097
Natural gas distribution	361	295	240	254	223	1,373
Pipeline	60	70	181	282	50	643
Total capital expenditures[1]	$565	$674	$671	$720	$483	$3,113

[1] Excludes Other category
Note: Total capital expenditures is presented on a net basis

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from estimates. Investment in the potential Bakken East Pipeline project would be incremental to the outlined capital program.

Electric	Three Months Ended
	March 31,
	2026	2025	Variance
	(In millions)
Operating revenues[1,2]	$121.2	$112.4	7.8%
Operating expenses:
Electric fuel and purchased power[1]	46.1	43.7	5.5%
Operation and maintenance	28.9	28.6	1.0%
Depreciation and amortization	19.6	17.2	14.0%
Taxes, other than income	5.5	4.8	14.6%
Total operating expenses	100.1	94.3	6.2%
Operating income	21.1	18.1	16.6%
Other income	.4	1.0	(60.0)%
Interest expense	11.9	7.9	50.6%
Income before income taxes	9.6	11.2	(14.3)%
Income tax benefit[2]	(4.9)	(3.8)	28.9%
Net income	$14.5	$15.0	(3.3)%

Operating Statistics	Three Months Ended
	March 31,
	2026	2025
Revenues (millions)[1,2]
Retail sales:
Residential	$39.1	$38.2
Commercial[3]	46.9	45.2
Industrial	9.9	8.8
Other	2.0	1.7
	97.9	93.9
Other	23.3	18.5
	$121.2	$112.4
Volumes (million kWh)
Retail sales:
Residential	332.0	370.7
Commercial[3]	741.9	723.9
Industrial	120.7	116.7
Other	19.2	20.2
	1,213.8	1,231.5
Average cost of electric fuel and purchased power per kWh	$.028	$.027
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power expense.
[2] Production tax credits, which impact income tax benefit and operating revenues.
[3] Commercial includes the impact from data centers.

The electric business reported net income of $14.5 million in the first quarter of 2026, compared to $15.0 million for the same period in 2025. This decrease was largely the result of higher interest expense associated with debt issuances for recent capital investments including Badger Wind Farm. Lower retail sales volumes due to warmer weather and higher depreciation expense, primarily Badger Wind Farm, further drove the decrease. Higher retail revenues, primarily from recovery mechanisms associated with renewable investments including Badger Wind Farm, largely offset the decrease.

Natural Gas Distribution	Three Months Ended
	March 31,
	2026	2025	Variance
	(In millions)
Operating revenues[1,2,3]	$462.5	$539.3	(14.2)%
Operating expenses:
Purchased natural gas sold[1]	273.8	350.5	(21.9)%
Operation and maintenance[2]	65.2	63.6	2.5%
Depreciation and amortization	26.4	26.1	1.1%
Taxes, other than income[3]	26.5	30.6	(13.4)%
Total operating expenses	391.9	470.8	(16.8)%
Operating income	70.6	68.5	3.1%
Other income	2.3	3.3	(30.3)%
Interest expense	16.3	14.8	10.1%
Income before income taxes	56.6	57.0	(0.7)%
Income tax expense	12.4	12.3	0.8%
Net income	$44.2	$44.7	(1.1)%

Operating Statistics	Three Months Ended
	March 31,
	2026	2025
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$259.5	$291.6
Commercial	150.2	189.6
Industrial	13.4	15.7
	423.1	496.9
Transportation and other	39.4	42.4
	$462.5	$539.3
Volumes (MMdk)
Retail sales:
Residential	26.5	31.8
Commercial	18.6	21.9
Industrial	1.5	1.7
	46.6	55.4
Transportation sales:
Commercial	.6	.8
Industrial	38.9	48.4
	39.5	49.2
Total throughput	86.1	104.6
Average cost of natural gas per dk	$5.87	$6.33
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported net income of $44.2 million in the first quarter of 2026, compared to $44.7 million for the same period in 2025. The decrease was largely the result of lower retail sales volumes due to warmer weather. Lower electric generation transportation volumes driven by warmer weather, higher operation and maintenance expense, primarily payroll-related expense and contract services, and higher interest expense further drove the decrease. The decrease was largely offset by higher retail sales revenue due to rate relief in Washington, Idaho, Montana and Wyoming.

Pipeline	Three Months Ended
	March 31,
	2026	2025	Variance
	(In millions)
Operating revenues	$57.1	$56.7	.7%
Operating expenses:
Operation and maintenance	20.8	19.3	7.8%
Depreciation and amortization	8.2	8.0	2.5%
Taxes, other than income	3.8	3.3	15.2%
Total operating expenses	32.8	30.6	7.2%
Operating income	24.3	26.1	(6.9)%
Other income (expense)	(.3)	.4	(175.0)%
Interest expense	4.0	4.2	(4.8)%
Income before income taxes	20.0	22.3	(10.3)%
Income tax expense	4.7	5.1	(7.8)%
Net income	$15.3	$17.2	(11.0)%

Operating Statistics	Three Months Ended
	March 31,
	2026	2025
Transportation volumes (MMdk)	143.2	143.5
Customer natural gas storage balance (MMdk):
Beginning of period	37.6	44.1
Net withdrawal	(10.3)	(22.0)
End of period	27.3	22.1

The pipeline business reported net income of $15.3 million in the first quarter of 2026, compared to $17.2 million for the same period in 2025. The earnings decrease was driven by lower interruptible natural gas storage withdrawals. Higher operation and maintenance expense primarily attributable to higher materials and payroll-related costs also contributed, as well as higher Montana property tax accruals. The decrease was partially offset by continued strong customer demand for short-term natural gas transportation contracts, as well as impacts from a growth project placed in service in 2025 and a contracted volume increase associated with a previously constructed growth project.

Other
	Three Months Ended
	March 31,
	2026	2025	Variance
	(In millions)
Operating revenues	$.2	$.2	—%
Operating expenses:
Operation and maintenance	.5	.1	400.0%
Total operating expenses	.5	.1	400.0%
Operating income (loss)	(.3)	.1	(400.0)%
Other income	1.1	1.4	(21.4)%
Interest expense	1.4	1.0	40.0%
Income (loss) before income taxes	(.6)	.5	(220.0)%
Income tax benefit	(7.5)	(5.1)	47.1%
Income from continuing operations	6.9	5.6	23.2%
Discontinued operations, net of tax	(.1)	(.5)	(80.0)%
Net income	$6.8	$5.1	33.3%
For the first quarter of 2026 Other reported net income of $6.8 million compared to net income of $5.1 million for the same period in 2025. The increase was primarily due to income tax adjustments related to the company's annualized estimated tax rate. Partially offsetting the increase was higher operation and maintenance expense.

Other includes the activities of the captive insurer which insures various types of risks of the company's subsidiaries. Also included in Other is general and administrative costs and interest expense previously allocated to the company's former businesses that did not meet the criteria for discontinued operations. Discontinued operations includes certain costs associated with legacy business activities.

Other Financial Data
	March 31,
	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.89	$13.42
Market price per common share	$20.72	$16.91
Market value as a percent of book value	149.2%	126.0%
Total assets	$7,684	$6,961
Total equity	$2,904	$2,743
Total debt	$2,596	$2,194
Capitalization ratios:
Total equity	52.8%	55.6%
Total debt	47.2%	44.4%
	100.0%	100.0%